Exhibit (a)(1)(G)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below), and the provisions herein are subject in their entirety to the provisions of the Offer (as defined below).  The Offer is made solely by the Offer to Purchase, dated December 19, 2014 (the “Offer to Purchase”), and the related Letter of Transmittal (as defined below) and any amendments or supplements thereto, and is being made to all holders of Shares.  The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any U.S. state in which the making of the Offer or the acceptance thereof is prohibited by administrative or judicial action pursuant to a statute of such U.S. state.  However, the Offeror (as defined below) may, in its discretion, take such action as it may deem necessary to make the Offer in any such U.S. state and extend the Offer to holders of Shares in such U.S. state.  In those jurisdictions where applicable laws require that the Offer be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Offeror by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Offeror.

Notice of Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

MicroFinancial Incorporated

at

$10.20 Net Per Share

by

MF Merger Sub Corp.

a wholly-owned subsidiary of

MF Parent LP

MF Merger Sub Corp., a Massachusetts corporation (the “Offeror”) and a wholly-owned subsidiary of MF Parent LP, a Delaware limited partnership (“Parent”), is offering to purchase all of the outstanding shares of common stock, par value $0.01 per share (the “Common Stock” or the “Shares”), of MicroFinancial Incorporated, a Massachusetts corporation (the “Company”), at a price of $10.20 per Share (the “Offer Price”), net to the seller in cash, without interest, and subject to deduction for any applicable withholding taxes, on the terms and subject to the conditions set forth in the Offer to Purchase and in the letter of transmittal for Shares enclosed with the Offer to Purchase (the “Letter of Transmittal,” which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the “Offer Documents,” and the cash tender offer, in accordance with, and as it may be amended from time to time pursuant to, the Offer Documents, the “Offer”).  Tendering shareholders who have Shares registered in their names and who tender directly to American Stock Transfer & Trust Company, LLC, the depositary for the Offer (the “Depositary”), will not be charged brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer.  Shareholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees.  The Offeror will pay all charges and expenses of the Depositary and MacKenzie Partners, Inc., which is acting as the information agent (the “Information Agent”).  Following the consummation of the Offer, the Offeror intends to effect the merger described below.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON WEDNESDAY, JANUARY 21, 2015, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of December 13, 2014 (the “Merger Agreement”), by and among Parent, the Offeror and the Company.  The Merger Agreement provides, among other things, that the Offeror will make the Offer and, after the purchase of Shares pursuant to the Offer and subject to the satisfaction or waiver of each of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the Massachusetts Business Corporation Act, the Offeror will be merged with and into the Company (the “Merger”) with the Company continuing as the surviving corporation (the “Surviving Corporation”), wholly owned by Parent.  Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each Share outstanding immediately prior to the Effective Time (other than (i) Shares owned by Parent, the Offeror, the Company or any of their respective wholly-owned subsidiaries, including 258,675 Shares to be contributed after completion of the Offer to Parent by certain members of the Company’s management who have agreed to “roll-over” some of their current equity ownership position in the Company into Parent  (such Shares, the “Contribution Shares”) and (ii) Shares that are held by shareholders, if any, who properly perfect their appraisal rights, if applicable), will be cancelled and converted into the right to receive the Offer Price, without interest and subject to deduction for any applicable withholding taxes.  Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in making payment for the Shares.  As a result of the Merger, the Company will cease to be a publicly traded company and will become a direct wholly-owned subsidiary of Parent.  The Merger Agreement is more fully described in Section 11 —“The Merger Agreement and Other Agreements” of the Offer to Purchase.

The Offer is not subject to a financing condition. The Offer is conditioned upon, among other things, there being validly tendered (other than Shares tendered by guaranteed delivery where actual delivery has not occurred) and not validly withdrawn prior to the expiration of the Offer (the latest time and date on which the Offer expires, as it may be extended by the Offeror in accordance with the Merger Agreement, the “Expiration Date”) a number of Shares which, when added to the Shares owned by Parent and its controlled subsidiaries and the Contribution Shares, represents at least two-thirds (66 2/3%) of the Shares then outstanding determined on a fully-diluted basis (the “Minimum Condition”).  The Offer is also subject to certain other conditions contained in the Offer to Purchase.  See Section 14 —“Certain Conditions of the Offer” of the Offer to Purchase which sets forth in full the conditions to the Offer.  To the extent permitted by applicable law, Parent and the Offeror expressly reserve the right to waive any of the Offer Conditions, in their sole discretion, provided that, without prior consent of the Company, Parent and the Offeror cannot (i) change the form of consideration payable in the Offer, (ii) reduce the Offer Price or the number of Shares subject to the Offer, (iii) extend the Expiration Date (except as required or permitted by the other provisions of the Offer to Purchase), (iv) waive or amend the Minimum Condition, (v) impose additional conditions to the Offer, (vi) modify or amend any of the conditions to the Offer in a manner adverse to the holders of the Shares or (vii) otherwise amend the Offer in any manner materially adverse to holders of the Shares.

The purpose of the Offer is for Parent, through the Offeror, to acquire at least a 66 2/3% voting interest in the Company as the first step in acquiring 100% of the equity interests in the Company.  Following the consummation of the Offer, the Offeror intends to effect the Merger.

After careful consideration, the board of directors of the Company (the “Company Board”) has unanimously (i) determined and declared advisable and in the best interest of the shareholders of the Company the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger (the “Transactions”), (ii) approved the Offer and adopted and approved the Merger and the Merger Agreement, (iii) resolved to recommend that the shareholders of the Company accept the Offer and adopt and approve the Merger Agreement and the Merger if such adoption and approval is required by applicable law and (iv) resolved to take all actions such that the requirements and restrictions set forth in Chapters 110C, 110D and 110F of the Massachusetts General Laws and any other “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any anti-takeover law that may purport to be applicable will not apply with respect to or as a result of the Merger Agreement or the Transactions.

The Company presently intends, subject to approval of the Company Board at the time, to declare a single quarterly cash dividend on the Company’s Common Stock in an amount not to exceed $0.08 per Share and with a record date on or prior to January 12, 2015 (the “Dividend”).  The Dividend would be paid on or before the scheduled Acceptance Time (as defined below) to holders of Shares who held as of the record date, which means that if you tender your Shares (whether before or after the record date), you would still receive the Dividend.  The Company is not permitted to pay any dividends other than the Dividend.

In accordance with the terms of the Offer and the Merger Agreement, and subject to the applicable rules and regulations of the SEC, we may, and in certain instances are required to, extend the Offer at any time and from time to time.  Under the terms of the Merger Agreement, without the consent of the Company:  (a) if, on the initial expiration date of the Offer or upon expiration of any subsequent offering period, any condition to the Offer is not satisfied and has not been waived, we must extend the Offer on one or more occasions in consecutive increments of up to ten (10) business days each (or such longer period as Parent, the Offeror and the Company may agree), until such time as all Offer Conditions are satisfied and (b) we must extend the Offer for a period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer provided that, in either case, (A) we are not required to extend the Offer beyond 9:30 a.m. Eastern time on April 12, 2015 or termination of the Merger Agreement and (B) if, on the initial expiration date of the Offer or upon the expiration of any subsequent offering period, all of the conditions to the Offer except for the Minimum Condition are satisfied or have been waived, the Company may require us to extend the Offer for an additional period of up to ten (10) business days in the aggregate, and we may extend the Offer for one or more additional periods not to exceed, in the aggregate, twenty (20) business days.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Time or the previously scheduled termination of any subsequent offering period, as applicable, in accordance with the public announcement requirements of Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The procedures for guaranteed delivery described in Section 3 —“Procedures for Accepting the Offer and Tendering Shares”—of the Offer to Purchase may not be used during any subsequent offering period.

If you wish to tender Shares to the Offeror and cannot deliver the Share Certificates evidencing those Shares (the “Share Certificates”) and all other required documents to the Depositary on or prior to the Expiration Date, or you otherwise cannot comply with the procedures for book-entry transfer of Shares held in book-entry form at The Depository Trust Company on a timely basis, you may be able to tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3 —“Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase.

For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn as, if and when the Offeror gives oral or written notice to the Depositary, as agent for the tendering shareholders, of the Offeror’s acceptance of such Shares for payment pursuant to the Offer (the “Acceptance time).  In all cases, on the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Offeror and transmitting such payment to tendering shareholders.  Under no circumstances will interest on the purchase price of Shares be paid by the Offeror, regardless of any extension of the Offer or any delay in making any payment.  Payment for Shares tendered and accepted for payment pursuant to the Offer, will be made only after the timely receipt by the Depositary of (a) if Shares to be tendered are certificated, the Share Certificates or, if Shares to be tendered are held in book-entry form through The Depository Trust Company (the “Book-Entry Transfer Facility”), timely confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in the Offer to Purchase, (b) the Letter of Transmittal, duly completed and validly executed in accordance with the instructions, and (c) any other documents required by the Letter of Transmittal.

Tenders of Shares made pursuant to the Offer may be validly withdrawn at any time prior to the Expiration Time, and are otherwise irrevocable.  However, if we have not made payment for your Shares by February 17, 2015, you may withdraw them at any time until payment is made.  For a withdrawal of Shares tendered pursuant to the Offer to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase.  Any notice of withdrawal must specify the name and taxpayer identification number of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered the Shares.  If Share Certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered for the account of an Eligible Institution (as defined below), the signature on the notice of withdrawal must be guaranteed by an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution”).  If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility or at the Depositary, as applicable, to be credited with the withdrawn Shares and must otherwise comply with the applicable facility’s procedures.  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties.  No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of the Offeror.  None of Parent, the Offeror, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders, or any waiver thereof, or incur any liability for failure to give any such notification.  Withdrawals of tenders of Shares may not be rescinded, and Shares validly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer.  However, validly withdrawn Shares may be retendered by again following the procedures described in the Offer to Purchase, at any time prior to the Expiration Date or during any subsequent offering period if one is provided (except that Shares may not be retendered using the procedures for guaranteed delivery during any subsequent offering period).

The Company’s transfer agent, American Stock Transfer & Trust Company, LLC (the “Transfer Agent”), has provided to the Offeror the list of the Company’s shareholders and security position listings, including the most recent list of names, addresses and security positions of non-objecting beneficial owners in the possession of the Company or the Transfer Agent, for the purpose of disseminating the Offer to holders of Shares.  The Offer to Purchase, the related Letter of Transmittal and other related materials are being mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

The receipt by a shareholder of the Company of cash for Shares pursuant to the Offer and the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws.  Generally, for U.S. federal income tax purposes, a U.S. shareholder tendering Shares in the Offer or exchanging Shares in the Merger will recognize gain or loss equal to the difference between the amount of cash received by the shareholder in the Offer or the Merger and the shareholder’s adjusted tax basis in the Shares tendered in the Offer or in the Shares converted into cash pursuant to the Merger.  If Shares that are tendered or exchanged were held by a U.S. shareholder as capital assets, gain or loss recognized by such shareholder will be capital gain or loss.  For a more detailed description of certain United States federal income tax consequences of the Offer and the Merger, see Section 5 —“Certain United States Federal Income Tax Consequences”—of the Offer to Purchase.  Each holder of Shares should consult its own tax advisor regarding the tax consequences of the Offer and the Merger, including such holder’s status as a United States holder or a non-United States holder, as well as any tax consequences that may arise under the laws of any federal, state, local, foreign or other taxing jurisdiction and the possible effects of changes in United States federal or other tax laws.

The information required to be disclosed by Rule 14d-6(d)(1) of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

The Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

Questions and requests for assistance and copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be directed to the Information Agent at the address and telephone number set forth below and will be furnished promptly at the Offeror’s expense.  You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.  The Offeror will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
CALL TOLL FREE (800) 322-2885
Email:  tenderoffer@mackenziepartners.com

December 19, 2014